                                                                    EXHIBIT 99.2

TABLE 1:  SELECTED FINANCIAL DATA



Year ended December 31
(dollar amounts in millions, except per share data)                        2000         1999         1998        1997         1996
-----------------------------------------------------------------------------------------------------------------------------------

EARNINGS SUMMARY
Total interest income                                                    $3,773       $3,061       $2,978      $2,930       $2,772
Net interest income                                                       2,004        1,817        1,720       1,645        1,553
Provision for credit losses                                                 255          146          146         169          121
Securities gains                                                             11            9            7           6           14
Noninterest income (excluding securities gains)                             948          858          660         603          593
Noninterest expenses                                                      1,486        1,359        1,237       1,177        1,287
Net income                                                                  791          759          651         586          471

PER SHARE OF COMMON STOCK
Basic net income                                                          $4.38        $4.20        $3.58       $3.17        $2.44
Diluted net income                                                         4.31         4.13         3.51        3.11         2.40
Cash dividends declared                                                    1.60         1.44         1.28        1.15         1.01
Common shareholders' equity                                               23.98        20.87        17.99       16.10        14.77
Market value                                                              59.38        46.69        68.19       60.17        34.92

YEAR-END BALANCES
Total assets                                                            $49,534      $45,510      $42,785     $41,018      $37,556
Total earning assets                                                     45,791       42,426       39,090      37,370       34,031
Total loans                                                              40,170       36,305       34,053      31,681       28,270
Total deposits                                                           33,854       29,196       29,883      26,761       25,317
Total borrowings                                                         10,353       11,682        8,999      10,612        8,780
Medium- and long-term debt                                                8,259        8,757        5,358       7,363        4,246
Common shareholders' equity                                               4,250        3,698        3,178       2,864        2,652

DAILY AVERAGE BALANCES
Total assets                                                            $46,877      $42,662      $39,969     $38,521      $36,980
Total earning assets                                                     43,364       39,247       36,599      35,275       33,819
Total loans                                                              38,698       35,490      31,916       29,609       27,189
Total deposits                                                           30,340       27,478      26,604       25,082       24,670
Total borrowings                                                         11,621       11,003       9,626        9,929        8,917
Medium- and long-term debt                                                8,298        7,441       6,109        6,035        4,750
Common shareholders' equity                                               3,963        3,409       2,995        2,723        2,814

RATIOS
Return on average assets                                                   1.69%        1.78%       1.63%        1.52%        1.27%
Return on average common shareholders' equity                             19.52        21.78       21.16        20.88        16.43
Efficiency ratio                                                          50.28        50.70       51.84        52.15        59.57
Dividend payout ratio                                                        37           35          36           37           42
Average common shareholders' equity as
 a percentage of average assets                                            8.45         7.99        7.49         7.07         7.61


MANAGEMENT'S DISCUSSION AND ANALYSIS
Restated for Pooling with Imperial

EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income is the difference between interest earned on assets, including certain yield related fees, and interest paid on liabilities. Interest expense includes the net interest income or expense associated with risk management interest rate swaps. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Net interest income on a fully taxable equivalent basis (FTE) comprised 68 percent of net revenues in 2000 and 1999, compared 72 percent in 1998.

TABLE 2: ANALYSIS OF NET INTEREST INCOME --- FULLY TAXABLE EQUIVALENT



                                                                    2000
                                                      -----------------------------

                                                       Average              Average
(dollar amounts in millions)                           Balance    Interest     Rate
-----------------------------------------------------------------------------------

Commercial loans                                      $ 25,313      $2,244     8.87%
International loans                                      2,552         235     9.21
Real estate construction loans                           2,554         257    10.09
Commercial mortgage loans                                5,142         453     8.80
Residential mortgage loans                                 833          64     7.64
Consumer loans                                           1,434         131     9.09
Lease financing                                            870          54     6.24
                                                      -----------------------------
           Total loans (1)                              38,698       3,438     8.88
Taxable securities                                       3,627         256     7.06
Securities exempt from
    Federal income taxes                                    61           5     8.20
                                                      -----------------------------
           Total investment securities                   3,688         261     6.99

Short term investments                                     978          78     7.97
                                                      -----------------------------
           Total earning assets                         43,364       3,777     8.71
Cash and due from banks                                  1,842
Allowance for credit losses                               (595)
Accrued income and other assets                          2,266
                                                      --------
           Total assets                               $ 46,877
                                                      ========

Money market and NOW accounts                           $9,188         295     3.21
Savings deposits                                         1,403          23     1.65
Certificates of deposit                                  9,867         575     5.81
Foreign office deposits (2)                                814          63     7.75
                                                      -----------------------------
           Total interest-bearing deposits              21,272                 4.48
                                                                       956
Short-term borrowings                                    3,323         215     6.48
Medium- and long-term debt                               8,298         550     6.63
Other (3)                                                    -          48        -
                                                      -----------------------------
            Total interest-bearing sources              32,893       1,769     5.38
Noninterest-bearing deposits                             9,068
Accrued expenses and other liabilities                     703
Preferred stock                                            250
Common shareholders' equity                              3,963
                                                      --------
            Total liabilities and
              shareholders' equity                    $ 46,877
                                                      ========
Net interest income/rate spread (FTE)                               $2,008     3.33
                                                                    ======
FTE adjustment (4)                                                  $    4
                                                                    ======

Impact of net noninterest-bearing
  sources of funds                                                             1.30
                                                                             ------
Net interest margin (as a percentage of
  average earning assets)(FTE)                                                 4.63%
                                                                             ======

                                                                    1999
                                                     ---------------------------------

                                                        Average                Average
(dollar amounts in millions)                            Balance     Interest      Rate
--------------------------------------------------------------------------------------

Commercial loans                                        $23,069       $1,778     7.71%
International loans                                       2,627          206     7.86
Real estate construction loans                            1,729          159     9.21
Commercial mortgage loans                                 4,583          379     8.27
Residential mortgage loans                                  930           70     7.47
Consumer loans                                            1,853          184     9.95
Lease financing                                             699           49     6.91
                                                      -------------------------------
              Total loans (1)                            35,490        2,825     7.96
Taxable securities                                        3,009          193     6.34
Securities exempt from
    federal income taxes                                     98            8     9.02
                                                      -------------------------------
              Total investment securities                 3,107          201     6.42
Short term investments                                      650           40     6.06
                                                      -------------------------------
              Total earning assets                       39,247        3,066     7.81
Cash and due from banks                                   1,896
Allowance for credit losses                                (531)
Accrued income and other assets                           2,050
                                                      ---------
              Total assets                              $42,662
                                                      =========

Money market and NOW accounts                           $ 8,815          241     2.73
Savings deposits                                          1,541           24     1.59
Certificates of deposit                                   7,773          381     4.90
Foreign office deposits (2)                                 688           48     7.05
                                                      -------------------------------
              Total interest-bearing deposits            18,817          694     3.69
Short-term borrowings                                     3,562          183     5.14
Medium- and long-term debt                                7,441          425     5.71
Other (3)                                                     -          (58)       -
                                                      -------------------------------
              Total interest-bearing sources             29,820        1,244     4.17
Noninterest-bearing deposits                              8,661
Accrued expenses and other liabilities                      522
Preferred stock                                             250
Common shareholders' equity                               3,409
                                                      ---------
              Total liabilities and
                  shareholders' equity                  $42,662
                                                      =========
Net interest income/rate spread (FTE)                                 $1,822     3.64
                                                                      ======
FTE adjustment (4)                                                    $    5
                                                                      ======

Impact of net noninterest-bearing
    sources of funds                                                             1.00
                                                                                -----
Net interest margin (as a percentage of
    average earning assets)(FTE)                                                 4.64%
                                                                                =====



                                                                   1998
                                                     --------------------------------

                                                        Average               Average
(dollar amounts in millions)                            Balance    Interest      Rate
--------------------------------------------------------------------------------------

Commercial loans                                        $19,850      $1,613     8.12%
International loans                                       2,342         187     7.97
Real estate construction loans                            1,200         119     9.94
Commercial mortgage loans                                 4,011         351     8.76
Residential mortgage loans                                1,331         102     7.70
Consumer loans                                            2,606         266    10.19
Lease financing                                             576          44     7.65
                                                     -------------------------------
              Total loans (1)                            31,916       2,682     8.40
Taxable securities                                        3,898         255     6.52
Securities exempt from
    Federal income taxes                                    143          12     9.10
                                                     -------------------------------
              Total investment securities                 4,041         267     6.61
Short term investments                                      642          36     5.61
                                                     -------------------------------
              Total earning assets                       36,599       2,985     8.16
Cash and due from banks                                   1,963
Allowance for credit losses                               (498)
Accrued income and other assets                           1,905
                                                     ----------
              Total assets                              $39,969
                                                     ==========

Money market and NOW accounts                            $8,296         263     3.17
Savings deposits                                          1,611          29     1.80
Certificates of deposit                                   7,601         403     5.30
Foreign office deposits (2)                                 651          44     6.71
                                                     -------------------------------
              Total interest-bearing deposits            18,159         739     4.07
Short-term borrowings                                     3,517         191     5.43
Medium- and long-term debt                                6,109         374     6.13
Other (3)                                                     -         (46)       -
                                                     -------------------------------
              Total interest-bearing sources             27,785       1,258     4.53
Noninterest-bearing deposits                              8,445
Accrued expenses and other liabilities                      494
Preferred stock                                             250
Common shareholders' equity                               2,995
                                                     ----------
              Total liabilities and
                  shareholders' equity                  $39,969
                                                     ==========
Net interest income/rate spread (FTE)                                $1,727     3.63
                                                                     ======
FTE adjustment (4)                                                   $    7
                                                                     ======

Impact of net noninterest-bearing
    sources of funds                                                            1.09
                                                                              ------
Net interest margin (as a percentage of
    average earning assets)(FTE)                                                4.72%
                                                                              ======

(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.

(2) Includes substantially all deposits by foreign depositors; deposits are primarily in excess of $100,000.

(3) Net interest rate swap (income)/expense. If swap (income)/expense were allocated, average rates on total loans would have been 8.74% in 2000, 8.06% in 1999, and 8.49% in 1998; average rates on medium- and long-term debt would have been 6.55% in 2000, 5.37% in 1999, and 5.76% in 1998; the average rate on certificates of deposit would have been 5.78% in 2000.

(4) The FTE adjustment is computed using a federal income tax rate of 35%.

TABLE 3 - RATE VOLUME ANALYSIS - FULLY TAXABLE EQUIVALENT BASIS

                                                              2000/1999                                   1999/1998
                                               -----------------------------------------  -----------------------------------------

                                               Increase      Increase        Net          Increase      Increase         Net
                                               (Decrease)    (Decrease)      Increase     (Decrease)    (Decrease)       Increase
(in millions)                                  Due to Rate   Due to Volume*  (Decrease)   Due to Rate   Due to Volume*   (Decrease)
-----------------------------------------------------------------------------------------------------------------------------------

Interest income (FTE):
Loans:
   Commercial loans                                 $ 267         $ 199          $ 466        $ (84)        $ 249         $ 165
   International loans                                 36            (7)            29           (3)           22            19
   Real estate construction loans                      15            83             98          (10)           50            40
   Commercial mortgage loans                           25            49             74          (19)           47            28
   Residential mortgage loans                           2            (8)            (6)          (3)          (29)          (32)
   Consumer loans                                     (15)          (38)           (53)          (6)          (76)          (82)
   Lease financing                                     (7)           12              5           (4)            9             5
                                                    -----         -----          -----        -----         -----         -----
             Total loans                              323           290            613         (129)          272           143

Taxable securities                                     21            42             63           (1)          (61)          (62)
Securities exempt from federal income taxes             -            (3)            (3)           -            (4)           (4)
                                                    -----         -----          -----        -----         -----         -----
             Total investment securities               21            39             60           (1)          (65)          (66)

Short-term investments                                  7            31             38            5            (1)            4
                                                    -----         -----          -----        -----         -----         -----
             Total interest income (FTE)              351           360            711         (125)          206            81

Interest expense:
   Money market and NOW accounts                       43            11             54          (37)           15           (22)
   Savings deposits                                     1             -              1           (3)           (2)           (5)
   Certificates of deposit                             74           118            192          (33)           11           (22)
   Foreign office deposits                              5            10             15            2             2             4
                                                    -----         -----          -----        -----         -----         -----
             Total interest-bearing deposits          123           139            262          (71)           26           (45)

   Federal funds purchased and securities



       sold under agreements to repurchase              1            (1)             -           (7)           15             8
   Other borrowed funds                                49           (17)            32           (3)          (13)          (16)
   Medium- and long-term debt                          69            56            125          (28)           79            51
   Other (1)                                          106             -            106          (12)            -           (12)
                                                    -----         -----          -----        -----         -----         -----
             Total interest expense                   348           177            525         (121)          107           (14)
                                                    -----         -----          -----        -----         -----         -----

             Net interest income (FTE)              $   3         $ 183          $ 186        $  (4)        $  99         $  95
                                                    =====         =====          =====        =====         =====         =====



*   Rate/volume variances are allocated to variances due to volume
(1) Net interest rate swap (income)/expense

Net interest income (FTE) increased 10 percent to $2,008 million in 2000. Contributing to this increase was a 10 percent increase in average earning assets and an increase in noninterest-bearing sources of funds. Comerica (the "Corporation") continued to generate strong growth in business loans in 2000. Business loans averaged $36.4 billion in 2000, a significant increase of 11 percent from 1999. The increase in noninterest-bearing sources of funds was primarily due to a $554 million increase in average shareholders' equity and a $407 million increase in average noninterest-bearing deposits.

Net interest income (FTE) expressed as a percentage of average earning assets is referred to as the net interest margin. For 2000, the net interest margin was
4.63 percent, a decline of one basis point from 4.64 percent in 1999. The net interest margin was negatively impacted by slower growth in core deposit balances than that of earning assets, resulting in a greater reliance on higher cost certificates of deposits and medium- and long-term debt in the mix of interest-bearing liabilities. Core deposits are defined as total deposits excluding certificates of deposit greater than $100 thousand and foreign office time deposits. This was primarily offset by an increase in the benefit to the net interest margin provided by interest-free sources of funds. Although not experienced in 2000, a greater reliance on market-priced sources of funding to support loan growth is expected to put downward pressure on the net interest margin.

Comerica implements various asset and liability management tactics to minimize exposure to net interest income risk. This risk represents the potential reduction in net interest income that may result from a fluctuating economic environment including changes to interest rates and portfolio growth rates. Such actions include the management of earning assets, funding and capital. In addition, off-balance sheet interest rate swap contracts are employed, effectively fixing the yields on certain variable rate loans and altering the interest rate characteristics of debt issued throughout the year. Refer to the "Interest Rate Risk" section of this financial review for additional information regarding the Corporation's asset and liability management policies.

In 1999, net interest income (FTE) increased five percent to $1,822 million. Contributing to the increase over 1998 was an 11 percent increase in average total loans and an increase in noninterest-bearing sources of funds, primarily shareholders' equity. A significant increase in average commercial loans was partially offset by planned reductions of investment securities, which decreased on average by $934 million, or 23 percent, from 1998, and planned runoff of residential mortgage and consumer loans, which declined on an average basis by a combined $1.2 billion from 1998. The net interest margin decreased eight basis points to 4.64 percent from 4.72 percent in 1998. The decrease in net interest margin in 1999 was partially due to a nine basis point decline in the impact of net noninterest-bearing sources of funds resulting from an average rate environment which was lower in 1999 than 1998, as well as changes in the mix of interest-bearing liabilities. This was offset by a strategic repositioning within the earning assets portfolio, whereby investment securities and residential mortgage and consumer loans were replaced with commercial loans.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES



Year Ended December 31
(dollar amounts in millions)                           2000        1999         1998        1997        1996
-------------------------------------------------------------------------------------------------------------

Balance at beginning of period                         $548        $515         $475        $403        $378

Allowance of institutions purchased/sold                  -           -            -           -          (3)
Transfer to loans held for sale                           -          (4)           -           -           -

Loans charged off:
   Domestic
     Commercial                                         200         101           70          42          40
     Real estate construction                             -           -            2           2           5
     Commercial mortgage                                  1           2            1           4           5
     Residential mortgage                                 -           -            -           -           1
     Consumer                                            11          31           65          92          86
     Lease financing                                      1           -            4           -           -
     International                                       11          10            7           1           -
                                                   ---------------------------------------------------------

   Total loans charged off                              224         144          149         141         137

Recoveries:
   Domestic
     Commercial                                          21          21           21          20          21
     Real estate construction                             -           -            -           2           1
     Commercial mortgage                                  1           3            9          10           9
     Residential mortgage                                 -           -            -           -           -
     Consumer                                             7          10           13          12          13
     Lease financing                                      -           1            -           -           -
     International                                        -           -            -           -           -
                                                   ---------------------------------------------------------

   Total recoveries                                      29          35           43          44          44
                                                   ---------------------------------------------------------

   Net loans charged off                                195         109          106          97          93

Provision for credit losses                             255         146          146         169         121
                                                   ---------------------------------------------------------

Balance at end of period                               $608        $548         $515        $475        $403
                                                       ====        ====         ====        ====        ====

Ratio of allowance for credit losses
  to total loans at end of period                      1.51%       1.51%        1.51%       1.50%       1.43%

Ratio of net loans charged off during
  the period to average loans
  outstanding during the period                        0.50%       0.31%        0.34%       0.33%       0.34%


The provision for credit losses reflects management's evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses represents management's assessment of probable losses inherent in the Corporation's loan portfolio, including all binding commitments to lend. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent but that have not been specifically identified. The Corporation allocates the allowance for credit losses to each loan category based on a defined methodology which has been in use, without material change, for several years. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Credit Policy Group. Business loans are defined as those belonging to the commercial, international, real estate construction, commercial mortgage and lease financing categories. A detailed credit quality review is performed quarterly on large business loans which have deteriorated below certain levels of credit risk. A specific portion of the allowance is allocated to such loans based upon this review. The portion of the allowance allocated to the remaining business loans is determined by applying projected loss ratios to each risk rating based on numerous factors identified below. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent charge-off experience, current economic conditions and trends, geographic dispersion of borrowers, and trends with respect to past due and nonaccrual amounts. The allocated reserve was $443 million at December 31, 2000, an increase of $109 million from year-end 1999. This increase was attributable to an increase in the specific portion of the allowance for certain large business loans with deteriorated credit risk at December 31, 2000. Allocations to business loans, as shown in Table 7, increase due to loan growth and changing credit characteristics of the portfolio.

Actual loss ratios experienced in the future could vary from those projected. The uncertainty occurs because other factors affecting the determination of probable losses inherent in the loan portfolio may exist which are not necessarily captured by the application of historical loss ratios. To ensure a higher degree of confidence, an unallocated allowance is also maintained. The unallocated portion of the loss reserve reflects management's view that the reserve should have a margin that recognizes the imprecision underlying the process of estimating expected credit losses. Determination of the probable losses inherent in the portfolio, which are not necessarily captured by the allocation methodology discussed above, involves the exercise of judgment. Factors which were considered in the evaluation of the adequacy of the Corporation's unallocated reserve include portfolio exposures to the healthcare, high technology and energy industries, customers engaged in sub-prime lending, as well as Latin American transfer risks and the risk associated with new customer relationships. The unallocated reserve was $165 million at December 31, 2000, a decrease of $49 million from 1999. An increase in allocated reserves for healthcare and Indonesian customers resulted in a lesser need for unallocated reserves for these customers and was the primary reason for the decline in unallocated reserve.

Management also considers industry norms and the expectations from rating agencies and banking regulators in determining the adequacy of the allowance. The total allowance, including the unallocated amount, is available to absorb losses from any segment within the portfolio.

The provision for credit losses was $255 million in 2000, compared to $146 million in 1999 and 1998. Net charge-offs in 2000 were $195 million, or 0.50 percent of average total loans, compared to $109 million, or 0.31 percent, in 1999 and $106 million, or 0.34 percent, in 1998. An analysis of the changes in the allowance for credit losses, including charge-offs and recoveries by loan category, is presented in Table 4. Consumer net charge-offs decreased from 1999 levels, primarily due to the sale of $457 million of revolving check credit and bankcard loans in the first quarter of 2000. Charge-offs on business loans increased, in part, as a result of Imperial Bank adopting a more conservative charge-off policy to conform with that of the Corporation.

At December 31, 2000, the allowance for credit losses was $608 million, an increase of $60 million from year-end 1999. The allowance as a percentage of total loans remained the same at 1.51 percent at December 31, 2000 and 1999. As a percentage of nonperforming assets, the allowance was 179 percent at December 31, 2000, versus 258 percent at year-end 1999.

NONINTEREST INCOME



Year ended December 31
(in millions)                                        2000     1999     1998
----------------------------------------------------------------------------
Fiduciary and investment management income            $306     $244     $193
Service charges on deposit accounts                    189      177      164
Commercial lending fees                                 63       55       58
Letter of credit fees                                   52       46       31
Securities gains                                        11        9        7
Net gain on sales of businesses                         50       76       11
Other noninterest income                               287      260      203
                                                      ----     ----     ----

         Total noninterest income                     $958     $867     $667
                                                      ====     ====     ====


Noninterest income increased $91 million, or 10 percent, to $958 million in 2000, compared to $867 million in 1999 and $667 million in 1998. In 2000, the Corporation announced an alliance to provide third party bankcard and revolving check credit services to the Corporation's customers and sold $457 million of loans in connection with forming the alliance. Comparisons between 2000 and 1999 for certain noninterest income and expense line items were impacted by the sale. Also the comparisons of noninterest income and expense line items were impacted by the Corporation obtaining a majority interest in Munder Capital Management ("Munder"), an investment advisory subsidiary in 1998. Prior to the third quarter of 1998, the Corporation accounted for its minority interest in Munder under the equity method, recording the Corporation's pro-rata share of Munder net income in other noninterest income.

The alliance discussed above resulted in a gain of $48 million in 2000. In 1999, the Corporation's majority-owned subsidiary, Official Payments Corporation ("OPAY") (Nasdaq: OPAY), completed an initial public offering of common stock to the public. The net gain on sales of businesses in 1999 is principally comprised of $44 million from this initial public offering, a gain of $21 million on the sale of ownership in an automated teller machine network provider, and a $9 million gain on the sale of certain trust businesses. The $11 million gain in 1998 was the result of the sale of the mortgage servicing business and consumer loans.

Fiduciary and investment management income, which includes investment advisory revenue generated by Munder, increased $62 million, or 25 percent, in 2000, compared to an increase of $51 million, or 26 percent, in 1999. After adjusting for the Munder consolidation and the sale of certain trust businesses, the increase in 1999 over 1998 was 16 percent. The increase in 2000 was primarily due to higher investment advisory fees at Munder, which increased $64 million, or 105 percent, over 1999. The increase in Munder revenue was principally due to growth, early in 2000, of average assets in Munder's Internet and technology focused mutual funds. Munder's investment advisory revenue in the fourth quarter 2000, was well below the amount recorded during each of the first three quarters of the year, primarily due to a decline in the technology sector of the stock market. Stock market performance resulted in a decrease in assets under management at Munder to $48 billion at December 31, 2000, from $56 billion at year-end 1999. Personal and institutional trust fees, on a combined basis, were stable when compared to 1999.

Service charges on deposit accounts increased $12 million, or seven percent, in 2000 compared to an increase of $13 million, or eight percent, in 1999. This increase was primarily attributable to continued strong growth in the sale of new and existing cash management services to business customers during 2000. The increase in 2000 was net of the negative impact of higher earnings credit allowances provided to business customers.

Commercial lending fees increased $8 million, or 15 percent, in 2000 compared to a decrease of $3 million, or five percent, in 1999. Commitment fees and loan syndication and participation agent fees, the two major components of this category were the primary sources of the overall increase.

Letter of credit fees increased $6 million, or 13 percent, in 2000 compared to an increase of $15 million, or 48 percent, in 1999. These increases were primarily related to growth in middle-market commercial lending relationships and strong demand for international trade services from new and existing customers.

The Corporation recognized a net gain related to its investment securities portfolio of $11 million, $9 million, and $7 million in 2000, 1999 and 1998, respectively. Securities gains in 2000 were net of a $6 million write-down of low-income housing investments where the underlying investment is accounted for under the cost method.

Other noninterest income increased $27 million, or 11 percent, in 2000. Higher levels of income from Munder's equity investment in Framlington (a London, England based investment manager) and an increase in brokerage service fees and foreign exchange income accounted for the majority of this increase. Significant nonrecurring items in other noninterest income in 2000 included a $6 million gain from the demutualization of an insurance carrier. Offsetting these gains was a $7 million write-down of low-income housing investments which are being accounted for under the equity method and a $7 million impairment on technology-related mutual fund deferred distribution costs. Warrant income was $30 million in 2000, $33 million in 1999 and $22 million in 1998. At December 31, 2000 the corporation owned over 800 warrant positions which had an unrealized gain of approximately $3 million.

NONINTEREST EXPENSES


Year Ended December 31
(in millions)                                                 2000     1999     1998
------------------------------------------------------------------------------------

Salaries                                                      $  752   $  679   $  597
Employee benefits                                                 99       99       83
                                                              ------   ------   ------
         Total salaries and employee benefits                    851      778      680
Net occupancy expense                                            110      104      100
Equipment expense                                                 77       73       70
Outside processing fee expense                                    63       60       53
Other                                                            361      339      341
                                                              ------   ------   ------
         Subtotal                                              1,462    1,354    1,244
Restructuring charge/(credit)                                      -        -       (7)
Other significant nonrecurring items                              24        5        -
                                                              ------   ------   ------

         Total noninterest expenses                           $1,486   $1,359   $1,237
                                                              ======   ======   ======


Noninterest expenses increased nine percent to $1,486 million in 2000, compared to $1,359 million in 1999 and $1,237 million in 1998. Excluding the effect of divestitures and the significant nonrecurring items discussed below, noninterest expenses increased eight percent in 2000.

Total salaries expense increased $73 million, or 11 percent, in 2000 versus an increase of $82 million, or 14 percent, in 1999. The increase in 2000 was primarily due to annual merit increases, investments in staff in growth businesses and higher levels of incentives, which are tied to revenue growth. The number of full-time equivalent employees at December 31, 2000, decreased by 40, or less than one percent, from year-end 1999, primarily due to forming the bankcard and revolving check credit alliance.

Employee benefits expense remained at the same level in 2000 versus an increase of $16 million, or 19 percent, in 1999. The constant amount in 2000 was primarily attributable to lower levels of pension expense due to favorable changes in defined benefit plan assumptions as well as a reduction in long-term disability expense, partially offset by higher payroll tax expense.

Net occupancy and equipment expenses, on a combined basis, increased $10 million, or six percent, to $187 million in 2000, slightly more than the increase of $7 million, or four percent, in 1999.

Outside processing fees increased slightly to $63 million in 2000 from $60 million in 1999 and $53 million in 1998.

Other noninterest expenses increased $41 million, or 12 percent, in 2000 compared to a $3 million increase in 1999. Other noninterest expenses in 2000 included $12 million of interest associated with a preliminary settlement of Federal tax years prior to 1993, a $6 million contribution to Comerica's charitable foundation and $6 million of marketing costs to launch a new closed-end fund. A $5 million contribution to Comerica's charitable foundation was included in 1999 other noninterest expenses. Higher levels of advertising expense, due principally to marketing costs for mutual funds, were incurred in 2000.

The Corporation's efficiency ratio is defined as total noninterest expenses divided by the sum of net interest revenue (FTE) and noninterest income, excluding securities gains. The ratio improved 42 basis points to 50.28 percent in 2000, compared to 50.70 percent in 1999 and 51.84 percent in 1998.

INCOME TAXES

The provision for income taxes was $431 million in 2000, compared to $419 million in 1999 and $353 million in 1998. The effective tax rate, computed by dividing the provision for income taxes by income before taxes, was 35.3 percent in 2000 and 35.6 percent in 1999 and 35.1 percent in 1998.

TABLE 5 : ANALYSIS OF INVESTMENT SECURITIES AND LOANS


December 31
(in millions)                                                  2000        1999         1998        1997        1996
---------------------------------------------------------------------------------------------------------------------

Investment securities available for sale
      U.S. government and agency securities                 $ 3,135     $ 2,950      $ 2,882     $ 3,892     $ 4,387
      State and municipal securities                             46          73          115         170         228
      Other securities                                          710         760          410         613         611
                                                            --------------------------------------------------------
          Total investment securities available for sale    $ 3,891     $ 3,783      $ 3,407     $ 4,675     $ 5,226
                                                             ======     =======      =======     =======     =======

Commercial loans                                            $26,009     $23,629      $22,097     $18,152     $15,115
International loans
      Government and official institutions                        2          10           12           6          11
      Banks and other financial institutions                    402         391          433         339         323
      Other                                                   2,167       2,172        2,268       1,740       1,372
                                                            --------------------------------------------------------
          Total international loans                           2,571       2,573        2,713       2,085       1,706

Real estate construction loans                                2,915       2,167        1,339       1,116         837
Commercial mortgage loans                                     5,361       4,873        4,322       3,867       3,808
Residential mortgage loans                                      808         871        1,038       1,565       1,744
Consumer loans                                                1,477       1,389        1,897       4,379       4,654
Lease financing                                               1,029         803          647         517         406
                                                            --------------------------------------------------------
          Total loans                                       $40,170     $36,305      $34,053     $31,681     $28,270
                                                            =======     =======      =======     =======     =======


STRATEGIC LINES OF BUSINESS

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business are differentiated based upon the products and services provided. In addition to the three major lines of business, the Finance Division is also reported as a segment. The Other category included items not directly associated with these lines of business. Business Bank results were restated to include Imperial Bank, acquired in January 2001, and accounted for as a pooling of interest. Note 23 describes how these segments were identified and presents financial results of these businesses for the years ended December 31, 2000, 1999 and 1998.

The Business Bank's net income increased $6 million, or one percent, in 2000. Comparisons with 1999 were affected by additional charge-offs in 2000 recorded by the merged bank to align charge-off policies with the Corporation. The increase of $183 million in net interest income (FTE) was substantially offset by increases of $110 million in the provision for credit losses and $72 million in noninterest expenses. Loan growth of 12 percent was primarily in middle market lending, asset based/specialty lending, commercial real estate and national dealer services. Growth in average loans to large business customers was moderate, while average international loans were flat. The increase in noninterest income was primarily due to higher commercial deposit service charge income, commercial lending fees and letter of credit fees. Noninterest expenses increased 12 percent primarily due to an increase in salary and benefits expense resulting from merit increases, higher levels of revenue-related incentives and an increase of staff in growth businesses.

Individual Bank net income increased $53 million, or 20 percent, in 2000, a substantial increase over 1999. Comparisons with 1999 were affected by forming an alliance to offer bankcard and revolving check credit services to the Corporation's customers. Net interest income increased $35 million, or five percent, and was generated principally from a three percent growth in deposit balances coupled with smaller rate increases in core deposits compared to earning assets. Noninterest income increased $44 million, or 15 percent, and was primarily due to a $48 million gain on the sale of $457 million of revolving check credit and bankcard loans associated with forming the alliance mentioned above. Noninterest expenses decreased $5 million, or one percent, primarily due to reduced salaries expense also attributable to forming the alliance. Excluding the $48 million gain and the impact of forming the alliance, total revenues
(FTE) in 2000 would have been $1,023 million, a three percent increase over 1999, while net income in 2000 would have increased eight percent to $287 million. Return on average assets and return on average common equity in 2000 would have been 1.61 percent and 38.57 percent, respectively.

Net income for the Investment Bank was $12 million in 2000, a decrease of 10 percent from 1999. Noninterest income rose $66 million, or 32 percent, from last year. Significant growth in investment advisory and brokerage fees was reduced by declines in institutional trust and retirement services fees. Noninterest expense growth from revenue-related incentives for investment advisory fees and inter-segment referrals, advertising and start-up expenses for new funds offset much of the revenue increase.

The Finance Division's net income decreased $20 million in 2000, primarily due to a $30 million decrease in net interest income. As interest rates increased throughout 2000, interest income declined from swaps Finance used to hedge interest rate risk in other business segments.

Net income for the Other category decreased $7 million in 2000. Noninterest income in 1999 included a $21 million gain on the sale of the Corporation's ownership in an ATM network provider. Partially offsetting the decline in noninterest income was an $8 million decrease in the allowance for credit losses not assigned to specific business lines.

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $49.5 billion at year-end 2000, an increase of $4.0 billion from $45.5 billion at December 31, 1999. On an average basis, total assets increased to $46.9 billion in 2000 from $42.7 billion in 1999. This increase was funded primarily by deposits, which rose on average $2.9 billion and medium- and long-term debt, which grew on average $857 million.

EARNING ASSETS

Total earning assets were $45.8 billion at December 31, 2000, representing a $3.4 billion increase from $42.4 billion at year-end 1999. On an average basis, total earning assets were $43.4 billion in 2000, compared to $39.2 billion in 1999. Commercial loans grew significantly in 2000, increasing on an average basis by $2.2 billion, or 10 percent, from 1999. Average real estate construction increased $825 million, or 48 percent, while average commercial mortgage loans increased $559 million, or 12 percent. These increases are attributable to successful execution of our core lending strategy, strong customer relationships and continued economic strength in the commercial loans markets.

TABLE 6: LOAN MATURITIES AND INTEREST RATE SENSITIVITY



                                                        After One
December 31, 2000                           Within      But Within     After
(in millions)                              One Year*    Five Years   Five Years      Total

Commercial loans                             $20,987      $3,988       $1,034       $26,009
Commercial mortgage loans                      1,868       2,418        1,075         5,361
International loans                            2,217         319           35         2,571
Real estate construction loans                 2,323         479          113         2,915
                                         ---------------------------------------------------
       Total                                 $27,395      $7,204       $2,257       $36,856
                                             =======      ======       ======       =======

Loans maturing after one year
     Predetermined interest rates                         $3,333       $1,902
     Floating interest rates                               3,871          355
                                                          -------------------
       Total                                              $7,204       $2,257
                                                          ======       ======


* Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.


TABLE 7: ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES



December 31
(in millions)                         2000         1999        1998        1997        1996
--------------------------------------------------------------------------------------------

Commercial                            $290         $226        $182        $117        $116
Real estate construction                11           12           9          20          22
Commercial mortgage                     59           35          21          18          27
Residential mortgage                     0            0           0           1           2
Consumer                                 8           18          48         116         120
Lease financing                          5            8           6           1           1
International                           70           35          17           5           3
Unallocated                            165          214         232         197         112
                                     ------------------------------------------------------

Total                                 $608         $548        $515        $475        $403
                                      ====         ====        ====        ====        ====


Loans by category as a percent of total loans

                                     2000         1999        1998        1997         1996
                                     ------------------------------------------------------

Commercial                            65%          65%         65%         57           54%
Real estate construction               7            6           4           4            3
Commercial mortgage                   13           14          13          12           14
Residential mortgage                   2            2           3           5            6
Consumer                               4            4           5          14           16
Lease financing                        3            2           2           2            1
International                          6            7           8           6            6
                                     -----------------------------------------------------
TOTAL LOANS                          100%         100%        100%        100%         100%
                                     ===          ===         ===         ===          ===

International loans averaged $2.6 billion in 2000, a decline of $75 million, or three percent, from 1999, as international economies were generally weaker than the United States. Active risk management practices minimize risk inherent in international lending arrangements. These practices include structuring bilateral agreements or participating in bank facilities, which secure repayment from sources external to the borrower's country. Accordingly, such international outstandings are excluded from cross-border risk of that country. Mexican cross border risk of $626 million, or 1.26 percent of total assets, was the only country with exposure exceeding 1.00 percent of total assets at December 31, 2000. Additional information on the Corporation's Mexican cross-broader risk is provided in Table 8.

TABLE 8: INTERNATIONAL CROSS-BORDER RISK



                       Governments        Banks and
December 31            And Official       Other Financial       Commercial
(in millions)          Institutions       Institutions          and Industrial     Total
-----------------------------------------------------------------------------------------------

Mexico            2000              $ 9                $114                $503           $626
                  1999               15                 150                 426            591
                  1998               15                 214                 347            576
----------------------------------------------------------------------------------------------

Canada            1998              $ -                $  -                $380           $380
----------------------------------------------------------------------------------------------



Average residential mortgage loans decreased $97 million, reflecting management's decision to sell the majority of mortgage originations. Excluding the decline in consumer loans attributable to the sale of $457 million of bankcard and revolving check credit loans mentioned earlier, consumer loans increased from growth in home equity lending.

Average investment securities rose to $3.7 billion in 2000, compared to $3.1 billion in 1999. Average U.S. government and agency securities increased $565 million, while average state and municipal securities decreased $37 million. Increases in U.S. government and agency securities resulted from purchasing investment securities to maintain the relative size of that portfolio, while the tax exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these type of securities discouraged additional investment. Average other securities increased $53 million, and consist primarily of collateralized mortgage obligations (CMOs), Brady bonds, Eurobonds and Small Business Administration (SBA) securities.

TABLE 9: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO - FULLY TAXABLE EQUIVALENT


                                                                     Maturity**
                             --------------------------------------------------------------------------------------------
                               Within 1 Year       1 - 5 Years         5 - 10 Years     After 10 Years       Total        Weighted
December 31, 2000                                                                                                         Average
                             -------------------------------------------------------------------------------------------- Maturity
(dollar amounts in millions) Amount      Yield    Amount    Yield    Amount    Yield    Amount   Yield   Amount   Yield   Yrs./Mos.
-----------------------------------------------------------------------------------------------------------------------------------
Available for sale
      U.S. Treasury          $   18       6.11%   $  40       6.16%  $    -        -%   $    -        -%    $ 58     6.14%    1/0
      U.S. government
       and agency               104       5.32      214       6.65    1,202     6.49     1,557     7.12    3,077     6.77    13/2

State and municipal
       Securities                12       5.78       24       6.29        9     6.08         1     6.38       46     6.12     3/3

Other bonds, notes
       and debentures           256       6.76      183       9.41       50     8.34        57     7.29      546     7.85     3/4

Federal Reserve
      Bank stock and
      Other investments*          -          -        -          -        -        -         -        -      164      -        -

                             ---------------------------------------------------------------------------------------------------

Total investment securities
       available for sale    $  390       6.32%   $  461      7.68%  $1,261     6.55%    $1,615    7.13%  $3,891     6.92%   11/4
                             ======       ====    ======     =====   ======     ====     ======    ====   ======     ====    ====




*  Balances are excluded in the calculation of total yield.
** Based on final contractual maturity.

OTHER EARNING ASSETS

Short-term investments include interest-bearing deposits with banks, federal funds sold and securities purchased under agreements to resell, trading securities and loans held for sale. These investments provide a range of maturities under one year to manage short-term investment requirements of the Corporation. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks' international banking facilities located in the United States. Federal funds sold offer supplemental earning opportunities and serve correspondent banks. Loans held for sale typically represent residential mortgage loans and SBA loans that have been originated and which management has decided to sell. Loans held for sale in 2000 also included the revolving credit and bankcard loans, which were sold during the year. These loans had been reclassified to loans held for sale at the end of 1999 and remained there until the date of sale. Average short-term investments increased to $978 million during 2000, from $650 million in 1999, due to this reclassification.


TABLE 10: MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT $100,000 AND OVER


December 31
(in millions)                                                             2000                      1999
--------------------------------------------------------------------------------------------------------

Three months or less                                                   $ 3,206                 $  2,752
Over three months to six months                                          2,028                      662
Over six months to twelve months                                         2,061                      637
Over twelve months                                                         349                      187
                                                                       -------                 --------
Total                                                                  $ 7,644                 $  4,238
                                                                       =======                 ========


DEPOSITS AND BORROWED FUNDS

Average deposits increased $2.9 billion, or 10 percent, from 1999. Average noninterest-bearing deposits grew $407 million, or five percent, from 1999, primarily from the growth in commercial loan relationships. Average interest-bearing transaction, savings and money market deposits increased two percent during 2000, to $10.6 billion. Average certificates of deposit increased $2.1 billion, or 27 percent, from 1999, the increase was primarily issued in denominations in excess of $100,000 through brokers or to institutional investors. Average foreign office time deposits increased $126 million over the 1999 level, mostly from deposits at Mexican and Canadian subsidiaries.

Average short-term borrowings decreased $239 million as deposit growth and an increase in medium- and long-term debt reduced the need for these funding sources. Short-term borrowings include federal funds purchased, securities sold under agreement to repurchase, commercial paper and treasury tax and loan notes.

The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide funding to support expanding earning assets while providing liquidity which mirrors the estimated duration of deposits. Long-term subordinated notes further help maintain the subsidiary banks' total capital ratio at a level that qualifies for the lowest FDIC risk-based insurance premium. Medium- and long-term debt increased on an average basis by $857 million to fund earning asset growth. Average long-term debt increased primarily due to the issuance of $250 million of subordinated notes during the year. Further information on medium- and long-term debt is included in Note 10 to the consolidated financial statements.

CAPITAL

Shareholders' equity was $4.5 billion at December 31, 2000, up $552 million, or 14 percent from December 31, 1999. This increase was primarily due to $409 million of retained earnings, $35 million of common stock issued for employee stock plans and $34 million in other comprehensive income, offset by a reduction in equity of $50 million from the repurchase of common stock. Further information on the change in other comprehensive income is provided in Note 12 to the consolidated financial statements.

The Corporation declared common dividends totaling $250 million, or $1.60 per share, on net income applicable to common stock of $774 million. The dividend payout ratio, calculated on a per share basis, was 37 percent in 2000 versus 35 percent in 1999 and 36 percent in 1998.

At December 31, 2000, the Corporation and all of its banking subsidiaries exceeded the capital ratios required for an institution to be considered "well capitalized" by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. See Note 18 to the consolidated financial statements for the capital ratios.


RISK MANAGEMENT

The Corporation assumes various types of risk in the normal course of business. The most significant risk exposures are from credit, interest rate, liquidity and operations. The other commonly identified exposure, market risk, is not significant as trading activities are limited. Comerica employs risk management processes to identify, measure, monitor and control these risks.


CREDIT RISK

Credit represents the risk that a customer or counterparty may not perform in accordance to contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into off-balance sheet financial derivative instruments. Policies and procedures for measuring and managing this risk are formulated, approved and communicated throughout the Corporation. Credit executives, independent from lending officers, are involved in the origination and underwriting process to ensure adherence to risk policies and underwriting standards. The Corporation also manages credit risk through diversification, limiting exposure to any single industry environment or customer, selling participations to third parties and requiring collateral.

NONPERFORMING ASSETS

TABLE 11: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS


December 31
(dollar amounts in millions)                              2000        1999        1998         1997        1996
----------------------------------------------------------------------------------------------------------------
Nonperforming assets
  Nonaccrual loans
     Commercial loans                                     $244        $127         $97          $62         $76
     International loans                                    58          44          20            1           -
     Real estate construction loans                          5           -           2            5          14
     Commercial mortgage loans                              17          10           7           11          23
     Residential mortgage loans                              -           1           3            4           5
     Consumer loans                                          3           5           3            5           5
     Lease financing                                         4           6           7            1           -
                                                      ----------------------------------------------------------

     Total nonaccrual loans                                331         193         139           89         123

   Reduced-rate loans                                        2           9          18           32          37
                                                      ----------------------------------------------------------

     Total nonperforming loans                             333         202         157          121         160

   Other real estate                                         6          11           7           20          31
                                                      ----------------------------------------------------------

     Total nonperforming assets                           $339        $213        $164         $141        $191
                                                       =======     =======    ========     ========     =======


Nonperforming loans as a percentage of
   Total loans                                           0.83%       0.56%       0.46%        0.38%       0.57%
Nonperforming assets as a percentage of
   total loans and other real estate                     0.84%       0.59%       0.48%        0.44%       0.67%
Allowance for credit losses as a percentage
   of total nonperforming assets                          179%        257%        314%         337%        211%
Loans past due 90 days or more and
   still accruing                                          $36         $48         $44          $56         $52



Nonperforming assets include loans on nonaccrual status, loans which have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition and other real estate which has been acquired primarily through foreclosure and is awaiting disposition. The Corporation's policies regarding nonaccrual loans reflect the importance of identifying troubled loans early.

Consumer loans are charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than 90 days past due on principal or interest unless it is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged off to an amount that management ultimately expects to collect. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans which have been restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for a return to accrual status are generally not included in nonperforming assets. However, such loans may be required to be evaluated for impairment.

Nonperforming assets as a percent of total loans and other real estate were 0.84 percent and 0.59 percent at year-end 2000 and 1999, respectively.

Nonaccrual loans at December 31, 2000, increased 72 percent to $331 million from $193 million at year-end 1999. Table 11 provides additional detail on nonperforming assets. The 1999 decline in reduced-rate loans, which consisted primarily of below-market yield bankcard loans, resulted from the sale of bankcard and revolving credit loans discussed previously. Loans past due 90 days or more and still on accrual status decreased $12 million from year-end 1999.

The nonaccrual loan table below indicates the percentage of nonaccrual loan value to original contract value which exhibits the degree to which loans reported as nonaccrual have been charged off.

Other real estate owned (ORE) decreased $5 million.

Nonaccrual Loans


December 31
(dollar amounts in millions)                  2000        1999
---------------------------------------------------------------

Carrying value                                $331        $193
Contractual value                              499         279
Carrying value as a percentage
     of contractual value                       66%         69%
                                            ======      ======



CONCENTRATION OF CREDIT

Loans to companies and individuals involved with the automotive industry, including suppliers, manufacturers and dealers, represented the largest significant industry concentration at December 31, 2000. These loans totaled $5.7 billion, or 14 percent of total loans at December 31, 2000, compared to $4.8 billion, or 13 percent, at December 31, 1999. Included in these totals are floor plan loans to automotive dealers of $2.1 billion and $1.7 billion at December 31, 2000 and 1999, respectively. All other industry concentrations individually represented less than 10 percent of total loans at year-end 2000.

The Corporation has successfully operated in the Michigan economy despite a loan concentration and several downturns in the auto industry. The largest automotive industry loan on nonaccrual status at December 31, 2000, was $6 million. The largest automotive industry-related charge-off during the year was $5 million.

COMMERCIAL REAL ESTATE LENDING

The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory completion experience. The portfolio has approximately 1,579 loans, of which 57 percent have balances less than $1 million. The largest real estate construction loan has a balance of approximately $34 million.

Total commercial mortgage loans totaled $5.4 billion at December 31, 2000. The largest loan in this portfolio had a balance of approximately $30 million. The Corporation's policy requires a 75 percent or less loan-to-value ratio for all commercial mortgage and real estate construction loans.

INTEREST RATE RISK

Interest rate risk arises primarily through the Corporation's core business activities of extending loans and accepting deposits. The Corporation actively manages its material exposure to interest rate risk. The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various on- and off-balance sheet financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates. The board of directors authorizes the Asset Liability Policy Committee (ALPC) to establish policies and risk limits pertaining to asset and liability management activities. The ALPC, in addition to the board, monitors compliance with these policies. The ALPC meets regularly to discuss asset and liability management strategies and is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments and deposit gathering.

INTEREST RATE SENSITIVITY

Interest rate risk arises in the normal course of business due to differences in the repricing and maturity characteristics of assets and liabilities. Since no single measurement system satisfies all management objectives, a combination of techniques is used to manage interest rate risk, including simulation analysis, asset and liability repricing schedules and economic value of equity. The ALPC regularly reviews the results of these interest rate risk measurements.

The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios. The results of these analyses provide the information needed to assess the proper balance sheet structure. An unexpected change in economic activity, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates "base" net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that increase and decrease 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. Derivative financial instruments entered into for risk management purposes are included in these analyses. The measurement of risk exposure for a 200-basis-point decline in short-term interest rates identified approximately $51 million, or two percent, of net interest income at risk during 2001. If short-term interest rates rise 200 basis points, net interest income would be enhanced during 2001 by approximately $6 million, or less than one percent. Corporate policy limits adverse change to no more than five percent of management's most likely net interest income forecast and the Corporation is operating within this policy guideline.

Most assets and liabilities reprice either at maturity or in accordance with their contractual terms. However, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect repricing and cash flow behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposit categories to reflect the elasticity of the changes in the related interest rates relative to changes in market interest rates. In addition, estimates are made concerning early loan and security repayments. Prepayment assumptions are based on the expertise of portfolio managers along with input from financial markets. Consideration is given to current and future interest rate levels. While management recognizes the limited ability of a traditional gap schedule to accurately portray interest rate risk, adjustments are made to provide a more accurate picture of the Corporation's interest rate risk profile. This additional interest rate risk measurement tool provides a directional outlook on the impact of changes in interest rates.

Interest rate sensitivity is measured as a percentage of earning assets. The operating range for interest rate sensitivity, on an elasticity-adjusted basis, is between an asset sensitive position of 10 percent of earning assets and a liability sensitive position of 10 percent of earning assets.

Table 12 shows the interest sensitivity gap as of year-end 2000 and 1999. The report reflects the contractual repricing and payment schedules of assets and liabilities, including an estimate of all early loan and security repayments which adds $585 million of rate sensitivity to the 2000 year-end gap. In addition, the schedule includes an adjustment for the price elasticity on certain core deposits.

TABLE  12: SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES


                                                                  December 31, 2000                        December 31, 1999
                                                             Interest Sensitivity Period              Interest Sensitivity Period
                                                         -------------------------------------    ----------------------------------
                                                               Within        Over                    Within        Over
(dollar amounts in millions)                                 One Year    One Year     Total        One Year    One Year       Total
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                       $     -     $ 1,931   $ 1,931         $     -      $1,510     $ 1,510
Short-term investments                                          1,727           3     1,730           2,337           1       2,338
Investment securities                                           1,863       2,028     3,891           1,696       2,087       3,783

Commercial loans (including lease financing)                   24,947       2,091    27,038          22,443       1,990      24,433
International loans                                             2,440         131     2,571           2,523          50       2,573
Real estate related loans                                       6,217       2,867     9,084           5,022       2,888       7,910
Consumer loans                                                    989         488     1,477             896         493       1,389
                                                         --------------------------------------------------------------------------
           Total loans                                         34,593       5,577    40,170          30,884       5,421      36,305

Other assets                                                      888         924     1,812             647         927       1,574
                                                         --------------------------------------------------------------------------
           Total assets                                       $39,071     $10,463   $49,534         $35,564      $9,946     $45,510
                                                              =======     =======   =======         =======      ======     =======

LIABILITIES
Deposits
    Noninterest-bearing                                        $3,772      $6,417   $10,189          $2,780      $5,895      $8,675
    Savings                                                         -       1,340     1,340               -       1,441       1,441
    Money market and NOW                                        7,618       2,303     9,921           6,861       2,442       9,303
    Certificates of deposit                                    10,698       1,282    11,980           7,396       1,034       8,430
    Foreign office                                                424           -       424           1,347           -       1,347
                                                         --------------------------------------------------------------------------
           Total deposits                                      22,512      11,342    33,854          18,384      10,812      29,196

Short-term borrowings                                           2,093           -     2,093           2,925           -       2,925
Medium- and long-term debt                                      6,546       1,713     8,259           7,273       1,484       8,757
Other liabilities                                                 329         499       828             224         460         684
                                                         --------------------------------------------------------------------------
           Total liabilities                                   31,480      13,554    45,034          28,806      12,756      41,562

Shareholders' equity                                               10       4,490     4,500            (31)       3,979       3,948
                                                         --------------------------------------------------------------------------
           Total liabilities and shareholders' equity         $31,490     $18,044   $49,534         $28,775     $16,735     $45,510
                                                              =======     =======   =======         =======     =======     =======



Sensitivity impact of interest rate swaps                     (7,946)       7,946         -         (7,409)       7,409           -
                                                         --------------------------------------------------------------------------

Interest sensitivity gap                                        (365)         365         -           (620)         620           -
Gap as a percentage of earning assets                            (1)%          1%         -            (1)%          1%           -
Sensitivity impact from elasticity adjustments (1)              1,735     (1,735)         -           2,386     (2,386)           -
                                                         --------------------------------------------------------------------------

Interest sensitivity gap with elasticity adjustments(1)         1,370     (1,370)         -           1,766     (1,766)           -
Gap as a percentage of earning assets                              3%        (3)%         -              4%        (4)%           -



(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on expected future pricing relationships as well as historical pricing relationships dating back to 1985.

The Corporation was in an asset sensitive position throughout most of 2000. The Corporation had a one-year asset sensitive gap of $1,370 million, or three percent of earning assets, as of December 31, 2000. This compares to a $1,766 million asset sensitive gap, or four percent of earning assets, at December 31, 1999. Management anticipates continued growth in asset sensitivity throughout 2001, and will analyze both on- and off-balance sheet alternatives to hedge this increased asset sensitivity to achieve the desired interest rate risk profile for the Corporation.

The Corporation utilizes interest rate swaps predominantly as asset and liability management tools with the overall objective of mitigating adverse impact to net interest income from changes in interest rates. To accomplish this objective, the Corporation uses interest rate swaps primarily to modify the interest rate characteristics of certain assets and liabilities (e.g., from a floating rate to a fixed rate, from a fixed rate to a floating rate, or from one floating rate index to another). This strategy assists management in achieving interest rate objectives.

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

RISK MANAGEMENT NOTIONAL ACTIVITY



                                      Interest     Foreign
                                      Rate         Exchange
($ in millions)                       Contracts    Contracts    Totals
-------------------------------------------------------------------------------
Balances at December 31, 1998          $12,744     $  1,055         $13,799

Additions                               11,069       12,123          23,192

Maturities/amortizations                (5,441)     (11,965)        (17,406)

Terminations                            (1,376)           -          (1,376)
                                      -------------------------------------
Balances at December 31, 1999           16,996        1,213          18,209

Additions                               10,886        8,850          19,736

Maturities/amortizations                (9,230)      (9,455)        (18,685)

Terminations                                 -            -               -
                                      -------------------------------------
Balances at December 31, 2000          $18,652     $    608         $19,260
                                       =======     ========         =======


The notional amount of risk management interest rate swaps totaled $12.6 billion at December 31, 2000, and $9.0 billion at December 31, 1999. The fair value of risk management interest swaps at December 31, 2000, was an asset of $173 million, compared to a liability of $165 million at December 31, 1999. For the year ended December 31, 2000, risk management interest rate swaps generated $48 million of net interest expense, compared to $58 million of net interest income for the year ended December 31, 1999. These off balance sheet instruments represented 57 percent of total derivative financial instruments and foreign exchange contracts, including commitments to purchase and sell investment securities, at year-end 2000 and 46 percent at year-end 1999.

Table 13 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 2000. The swaps have been grouped by the assets and liabilities to which they have been designated.

TABLE 13: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS



                                                                                                     2006-                 Dec. 31,
(dollar amounts in millions)               2001        2002        2003       2004       2005        2026        Total        1999
-----------------------------------------------------------------------------------------------------------------------------------

VARIABLE RATE ASSET
DESIGNATION:
        Receive fixed swaps
          Generic                        $3,276      $2,868      $3,173        $34         $9         $15       $9,375      $6,851
          Index amortizing                    -           -           -          -          -           -            -         149

        Weighted average:(1)
          Receive rate                    5.68%       7.14%       9.82%      6.71%      6.76%       6.70%        7.54%       6.36%
          Pay rate                        6.72%       8.27%       9.48%      6.79%      7.16%       7.00%        8.13%       6.71%
-----------------------------------------------------------------------------------------------------------------------------------

FIXED RATE ASSET
DESIGNATION:
        Pay fixed swaps
          Generic                            $-          $-          $-         $-         $-          $-           $-         $13
          Index amortizing                    -           -           -          -          -           -            -           7
          Amortizing                          -           1           -          -          -           -            1           2

        Weighted average:(2)
          Receive rate                       -%       5.94%          -%         -%         -%          -%        5.94%       6.37%
          Pay rate                           -%       6.05%          -%         -%         -%          -%        6.05%       5.93%
-----------------------------------------------------------------------------------------------------------------------------------

FIXED RATE DEPOSIT
DESIGNATION:
        Generic receive fixed swaps      $1,065         $73          $-        $20         $-        $220       $1,378         240

        Weighted average:(1)
          Receive rate                    7.15%       7.58%          -%      7.10%         -%       7.22%        7.19%       7.12%
          Pay rate                        6.68%       6.71%          -%      6.60%         -%       6.59%        6.66%       6.00%
-----------------------------------------------------------------------------------------------------------------------------------


MEDIUM- AND LONG-TERM
DEBT DESIGNATION:

              Generic receive fixed swaps           $-      $  150        $-        $-     $ 250      $1,315    $  1,715    $1,675

              Weighted average:(1)
                Receive rate                        -%       7.22%         -%        -%     7.04%       6.75%      6.83%     6.83%
                Pay rate                            -%       6.76%         -%        -%     6.76%       6.75%      6.76%     5.98%

              Floating/floating swaps             $125          $-        $-        $-        $-          $-        $125       $37

              Weighted average:(3)
                Receive rate                     6.72%          -%         -%        -%        -%          -%      6.72%     5.93%
                Pay rate                         6.59%          -%         -%        -%        -%          -%      6.59%     6.19%
-----------------------------------------------------------------------------------------------------------------------------------

Total notional amount                           $4,466      $3,092     $3,173       $54     $ 259      $1,550    $12,594    $8,974
-----------------------------------------------------------------------------------------------------------------------------------


(1) Variable rates paid on receive fixed swaps are on one-month and three-month LIBOR or one-month CDOR rates effective December 31, 2000. Variable rates received on pay fixed swaps are based on prime.
(2)  Variable rate received is based on one-month CDOR at December 31, 2000.
(3) Variable rate paid is based on LIBOR at December 31, 2000, while variable rate received is based on the three-month U.S. Treasury bill bond equivalent rate.

In addition to interest rate swaps, the Corporation employs various other types of off-balance sheet derivatives and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts and foreign exchange swap agreements. The aggregate notional amounts of these risk management derivatives and foreign exchange contracts at December 31, 2000 and 1999, were $6.7 billion and $9.2 billion, respectively. Interest rate floor contracts with a weighted average strike price of 5.73% represent $5.0 billion of the $6.7 billion of notional amounts. The interest rate floors expire $2.0 billion in March 2001, $2.0 billion in June 2001, $0.5 billion in September 2001 and $0.5 billion in October 2002.

Further information regarding risk management financial instruments and foreign currency exchange contracts is provided in Notes 1, 10, 19 and 26.

CUSTOMER-INITIATED AND OTHER DERIVATIVE FINANCIAL
INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

CUSTOMER-INITIATED AND OTHER NOTIONAL ACTIVITY



                                     Interest      Foreign
                                     Rate          Exchange
(in millions)                        Contracts     Contracts    Totals
                                    ------------------------------------
Balances at December 31, 1998           $711         $815       $1,526
Additions                                186       32,636       32,822
Maturities/amortizations                (334)     (32,744)     (33,078)
                                    ----------------------------------
Balances at December 31, 1999            563          707        1,270
Additions                                488       50,643       51,131
Maturities/amortizations                (181)     (49,473)     (49,654)
                                    ----------------------------------
Balances at December 31, 2000           $870       $1,877       $2,747
                                        ====       ======       ======


On a limited basis, the Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting such services. Customer-initiated activity represented 12 percent at December 31, 2000 and seven percent at December 31, 1999, of total derivative and foreign exchange contracts, including commitments to purchase and sell securities. Refer to Note 19 of the financial statements for further information regarding customer-initiated and other derivative financial instruments and foreign exchange contracts.

LIQUIDITY RISK

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. Liquidity requirements are satisfied with various funding sources, including a $15 billion medium-term note program which allows the Michigan, California and Texas banks to issue debt with maturities between one month and 15 years. The Michigan bank has an additional $2 billion European note program. At year-end 2000, unissued debt relating to the two programs totaled $10.5 billion. In addition, liquid assets totaled $7.5 billion at December 31, 2000. The Corporation also had available $23 billion from a collaterized borrowing account with the Federal Reserve Bank at year-end 2000. Purchased funds at December 31, 2000, excluding certificates of deposit with maturities beyond one year and medium- and long-term debt, approximated $9.8 billion.

The parent company had available a $250 million commercial paper facility at December 31, 2000, $170 million of which was unused. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 18 to the financial statements, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 2001, the subsidiary banks can pay dividends up to $1,110 million plus current year net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percent of shareholders' equity. An amount over

100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 2000, the ratio was 103 percent.

OPERATIONAL RISK

Operational risk is the risk of unexpected losses attributable to human error, system failures, fraud, unauthorized transactions and inadequate controls and procedures. The Corporation mitigates this risk through a system of internal controls that are designed to keep operating risks at appropriate levels. The Corporation's internal audit and financial staff monitors and assesses the overall effectiveness of the system of internal controls on an ongoing basis and internal audit provides an opinion on the environment to management and the Audit Committee. Operational losses are experienced by all companies and are routinely incurred in business operations.

The internal audit staff independently supports an active Audit Committee oversight process. The Audit Committee serves as an independent extension of the Board of Directors. Routine and special meetings are scheduled periodically to provide more detail on relevant operations risks.

OTHER MATTERS

This annual report and other documents filed by Comerica with the Securities and Exchange Commission (SEC) include forward-looking statements as that term is used in the securities laws. All statements regarding Comerica's expected financial position, strategies and growth prospects and general economic conditions expected to exist in the future are forward-looking statements. The words, "anticipates", "believes", "estimates", "seeks", "plans", "intends" and similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. Although Comerica believes that the expectations reflected these forward-looking statements are reasonable and has based these expectations on Comerica's beliefs and assumptions it has made, such expectations may prove incorrect. Numerous factors could cause variances in these projections and their underlying assumptions. Such factors are changes in interest rates, changes in industries where Comerica has a significant concentration of loans, changes in the level of fee income, the impact of Internet banking, the entry of new competitors into the banking industry as a result of the enactment of the Gramm-Leach-Bliley Act of 1999, changes in general economic conditions and related credit conditions and continuing consolidations in the banking industry. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.